EXHIBIT 12


                 KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)



(Millions of dollars)           2000       1999      1998     1997     1996
                               ------     -----     -----     ----     ----

Income (loss) from
  continuing operations        $  842      $146     $(345)    $351     $358

Add -
  Provision (benefit) for
    income taxes                  457       111      (175)     184      225
  Interest expense                208       190       157      141      145
  Rental expense
    representative
    of interest factor             12        14        12       13       10
                               ------      ----     -----     ----     -----

  Earnings                     $1,519      $461     $(351)    $689      $738
                               ======      ====     =====     ====      ====

Fixed Charges -
  Interest expense             $  208      $190     $157      $141      $145
  Rental expense
    representative
    of interest factor             12        14       12        13        10
  Interest capitalized              5         9       28        24        25
                               ------      ----     ----      ----     -----

      Total fixed charges      $  225      $213     $197      $178      $180
                               ======      ====     ====      ====      ====

Ratio of earnings to
  fixed charges                   6.8       2.2        -(1)    3.9       4.1
                               ======      ====     ====      ====     =====


(1)Earnings were inadequate to cover fixed charges by $548 million in 1998.